                         AMENDED EMPLOYMENT AGREEMENT
                         ----------------------------

         EMPLOYMENT AGREEMENT dated as of December 8, 1997, by and between FRISBY TECHNOLOGIES, INC., a North Carolina corporation with its principal offices located at 417 South Main Street, Freeport, New York 11520 (the "Company"), and GREGORY S. FRISBY, residing at 67 Glenlawn Avenue, Sea Cliff, New York 11579 (the "Executive").

         WHEREAS, the Company wishes to continue the employment of the Executive upon the terms and conditions set forth in this Agreement as of January 1, 1998; and

         WHEREAS, the Executive is willing to continue to serve in the employ of the Company upon the terms and conditions set forth in this Agreement as of January 1, 1998; and

         WHEREAS, the Company and the Executive wish to amend the original Employment Agreement dated December 8, 1997 and replace it with this Amended Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

         1. Employment and Duties.

            (a) The Company hereby employs the Executive to render full-time exclusive services to the Company during the Term (as defined in Section 2 hereof) as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. The Company agrees that the Executive shall have such power and authority as should reasonably be required to fulfill all duties in an efficient manner.

            (b) The Executive hereby accepts such employment and agrees to devote his full time, attention and best efforts exclusively to performing the duties described above. During the Term of this Agreement, the Company will use its best efforts to have the Executive elected to the Board of Directors of the Company and its subsidiaries, and elected Chairman of the Company's (and any subsidiaries) Board of Directors. In the event the Executive is employed with the Company until December 31, 2002, the Company will, in good faith, discuss the possibility of a renewable employment agreement with terms (including Salary) at least as favorable to the Executive as in effect on December 30, 2002.

            (c) The Company acknowledges and agrees that the Executive shall be permitted to fulfill his part-time consulting obligations to Frisby Aerospace, Inc. (or its successors or assigns) so long as the obligations do not interfere with Executive's duties hereunder, and shall be permitted to engage in activities with not-for-profit, educational and/or governmental entities which are, in the opinion of the Executive, consistent with the Company's interests and prospects.

         2. Term. This Agreement shall become effective on the date hereof (the "Effective Date") for a period commencing on the Effective Date and terminating on December 31, 2002, subject to the earlier termination at any time during the Executive's period of employment, as hereinafter provided (the "Term").


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

         3. Compensation.
            ------------

            (a) The Company shall pay the Executive a salary, commending January 1, 1998, for the services to be rendered by him pursuant to this Agreement at the initial annual rate of $200,000. The Executive's annual rate of payment is herein called "Salary". The Salary shall be payable in periodic installments commencing on or after January 1, 1998 in accordance with the Company's regular payroll practices as in effect from time to time. On January 1 of each year of the Term, beginning with January 1, 1999, the Salary shall automatically increase by an amount of 10% of the then current Salary. The Company may withhold from any amounts payable under this Agreement all federal, state, local or other taxes that the Company is required to withhold pursuant to any law or regulation.

            (b) During the Term, the Executive shall be entitled to an annual bonus equal to two (2%) percent of the Company's pre-tax profits calculated without regard to this bonus. Payment of the bonus, if any, shall be made within fifteen (15) days after the audit for the relevant fiscal year has been completed. Each payment shall be accompanied by a financial statement of the Company and a schedule calculating such bonus. Pre-tax profits of the Company shall be determined in accordance with generally accepted accounting principles consistently applied. In calculating pre-tax profits, there shall be adjustments for gains (and losses) on non-recurring transactions, to wit: the up-front payment to the Company of a license fee; the costs and expenses associated with the Company's acquisition of any business or interests; or non-cash expenses/deductions for goodwill or stock-based compensation. In calculating Executive's bonus if he shall have been employed for less than twelve (12) months during any fiscal year of the Company, pre-tax profits shall be calculated from the beginning of the Company's fiscal year to the completion of the quarter during which termination of employment occurred and Executive's bonus shall be pro-rated for the period of Executive's employment. The determination of pre-tax profits by the Company's independent accounting firm shall be final and binding upon the parties.

            (c) The Executive shall be entitled to participate in and receive the benefits under any pension plans or bonus plans of the Company or of any subsidiary and shall be included in, at no cost to Executive, the Company's health plan (including hospitalization, medical and major medical), life, prescription drug, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans, perquisites or arrangements which the Company makes available generally to other employees of the Company.

            (d) The Executive shall be entitled to a $400 per month automobile allowance (payable on the first day of each month commencing January 1, 1998) for the Term of this Agreement.

            (e) The Executive shall be entitled to five (5) weeks paid vacation each calendar year (commencing in 1998 ).

            (f) The Executive shall be entitled to reimbursement for all reasonable travel, entertainment, conference expenses, organization dues and other expenses incurred by the Executive in connection with his service under the Agreement.

            (g) For a period through April 15, 2000, the Company shall provide the Executive with a term life insurance policy in the amount of at least $7.5 million.

         4. Termination of Employment.
            -------------------------

            (a) (1) The Executive's employment hereunder shall terminate automatically as of the date of his death or upon the Executive's becoming eligible for benefits under the Company's long term disability plan as in effect from time to time, or if no disability plan is in effect, upon the Executive becoming permanently disabled. For purposes of this Agreement, the Executive shall be deemed to be permanently "disabled" if he has been unable to perform his duties for six (6) consecutive months or any nine (9) months in any twelve
(12) month period, all as conclusively determined in good faith by the Board of Directors of the Company.

                (2) Upon termination of the Executive's employment under circumstances described in Section 4(a)(1) above, the Company shall promptly pay and provide to the Executive (or, in the event of his death, to his surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate):

                    (i) his earned but unpaid Salary and bonus and accrued vacation pay as of the date of termination of his employment with the Company;

                    (ii) the benefits, if any, to which he is entitled as a former employee under the Company's employee benefit plans and programs and compensation plans and programs in which he was a participant;

                    (iii) any reimbursements due to him under Section 3(f). the benefits, if any, to which he is entitled as a former employee under the Company's employee benefit plans and programs and compensation plans and programs in which he was a participant; and

                    (iv) an amount of Salary at the then current rate equal to the Salary payable for a period of three (3) months or such shorter period commencing when non-taxable disability insurance payments of at least sixty (60%) percent of Executive's Salary become payable to Executive.

            (b) (i) The Company may, at any time at its option, terminate the Executive's employment for "Cause" (as hereinafter defined) within 30 days following its knowledge of an event which gives the Company the right to terminate the Executive for Cause. In the event of termination for Cause, the Executive shall receive the earned Salary and benefits (except he shall not receive any bonus earned but not yet paid) described in Sections 4(a)(2)(i), (ii) and (iii) and no other compensation. For purposes of this Agreement, the term "Cause" means (i) any act of fraud or embezzlement in respect of the Company or its funds, properties or assets, or (ii) conviction of the Executive of a felony under the laws of the United States or any state thereof unless such acts were committed with the knowledge and approval of the Company's independent members of the Board of Directors and counsel in the reasonable, good faith belief that such actions were in the best interests of the Company and its stockholders and would not violate criminal law; or (iii) willful misconduct or gross negligence by the Executive in connection with the performance of his duties that has caused or is highly likely to cause a material adverse effect , its business or its results of operations; or (iv) intentional dishonesty by the Executive in the performance of his duties hereunder which has a material adverse effect on the Company.

                    (ii) If the Company elects to terminate the Executive's employment for Cause, it shall deliver a notice to the Executive setting forth the termination date and describing with reasonable detail, the action or omission of the Executive constituting the basis for the termination (the "Termination Notice").

            (c) The Company may terminate the Executive's employment in its sole discretion for any reason on not less than thirty (30) days written notice to the Executive.

            (d) The Executive may terminate his employment by written notice to the Board of Directors of the Company, under circumstances where the Company has committed a material breach of its obligations under this Agreement and such termination shall be effective if, in the case of the first such breach, such breach continues for a period of thirty (30) days following such notice or, in any subsequent breach, on the fifth (5th) day such written notice is delivered to the Board of Directors.

            (e) (i) In the event of termination by the Company pursuant to
Section 4(c), or termination by the Executive pursuant to Section 4(d), the Executive shall receive (A) the Salary and benefits described in Sections 4(a)
(2) (i), (ii) and (iii), and (B) his then Salary for a period through December 31, 2002, when due and payable.

                    (ii) In the event the Company and the Executive, by December 31, 2002, do not reach an agreement to extend/renew an employment arrangement for a period following December 31, 2002, the Executive shall receive on December 31, 2002, a payment (the "Payment") equal to the amount of Executive's annual Salary as of December 30, 2002, provided, however, so long as the Company is willing to enter into an extension/renewal of this Agreement
(or a similar type of agreement) for a period of at least three (3) years following December 31, 2002 on terms substantially similar to the terms of this Agreement in effect on December 31, 2002, the Company shall not be obligated to pay the Executive the Payment if an agreement between the Company and the Executive is not achieved.

            (f) The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following the Company's breach of this Agreement (including termination of employment under circumstances which do not follow the procedures and obligations set forth herein) are not capable of accurate measurement as of the date first above written and that such stipulated amounts set forth above payable to Executive constitute reasonable damages under the circumstances, and do not require mitigation by the Executive.

         5. Covenants and Representations.
            -----------------------------

            (a) The Executive has not, and unless authorized or instructed in writing by the Board of Directors of the Company the Executive shall not, except as required in the conduct of the Company's business, use or disclose to others, any of the Company's inventions or discoveries or its secret or confidential information, knowledge or data (oral, written, or in machine-readable form) which the Executive may have obtained or will obtain during the course of or in connection with the Executive's employment, including, without limitation, such inventions, discoveries, information, knowledge, know-how or data relating to machines, equipment, products, services, systems, software, research and/or development, designs, compositions, formulae, processes, manufacturing procedures or business methods, information relating to present and prospective marketing, sales and advertising programs and agreements with representatives or prospective representatives of the Company, present or prospective sources of supply or any other business arrangements of the Company, including but not limited to, customers, customer lists, costs, prices and earnings, whether or not developed by the Executive, by others in the Company or obtained by the Company from third parties, and irrespective of whether or not such inventions, discoveries, information, knowledge, know-how or data have been identified by the Company as secret or confidential, unless and until, and then only to the extent that, such inventions, discoveries, information, knowledge, know-how or data become available to the public otherwise than by the Executive's act or omission.

            (b) (i) The Executive agrees to disclose immediately to the Company or any persons designated by it and to assign to the Company at its option, or its successors or assigns, all inventions made, discovered, conceived or first reduced to practice by the Executive, solely or jointly with others, at any time during the time while employed by the Company which inventions are made, discovered or conceived either in the course or such employment and a period of one (1) year thereafter, or with the use of the Company's time, material, facilities or funds, or which relate to or are suggested by any subject matter with which the Executive's employment by the Company may bring the Executive into contact, or which relate to any investigations or obligations undertaken by the Company; and the Executive hereby grants and agrees to grant the right to the Company and its nominees to obtain, for its own benefit and in its own name (entirely at its expense) patents and patent applications including original, continuation, reissue, utility and design patents, and applications, patents of addition, confirmation patents, registration patents, petty patents, utility models, etc., and all other types of patents and the like, and all renewals and extensions of any of them for those inventions in any and all countries; and the Executive shall assist the Company without further charge during the period of the Executive's employment and thereafter, through counsel designated by the Company to execute, acknowledge, and deliver all such further papers, including assignments, applications for Letters Patent (of the United States or of any foreign country), oaths, disclaimers or other instruments and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any of the aforesaid inventions, applications and patents as may be deemed necessary by the Company or its nominees to effectuate the vesting or perfecting in the Company or its nominees of all right, title and interest in and to said inventions, applications and patents.

                    (ii) The Executive agrees to disclose immediately to the Company or any persons designated by it and to assign to the Company, at its option, or its successors or assigns, all works of authorship, including all writings, manuals, computer programs, software and hardware, written or created by the Executive solely or jointly with others, at anytime during the course of his employment by the Company, which works are made or conceived either in the course of such employment, or with the use of the Company's time, material, facilities or funds, or which relate to or are suggested by any subject matter with which the Executive's employment by the Company may bring the Executive into contact or which relate to any investigations or obligations undertaken by the Company; and the Executive hereby agrees that all such works are works made for hire, of which the Company is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries; and the Executive will assist the Company without further charge during the term of his employment and thereafter, through counsel designated by the Company, to execute, acknowledge, and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any of the aforesaid works, as may be deemed necessary by the Company or its nominees to effectuate the vesting or perfecting in the Company or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

                    (iii) Executive agrees to submit to the Board of Directors of the Company, within a reasonable length of time prior to dissemination, the text of any speech, professional paper, article or similar communication created by Executive which relates to the Company's present or future business or research and development endeavors. The Company will determine whether any Confidential Information is contained in the communication, and will notify Executive if the dissemination of the communication is permitted under the terms of this Agreement.

            (c) As a matter of record, Executive represents that there are no inventions, patented or unpatented, which the Executive has made or conceived prior to his employment by the Company, and no works of authorship, patented or unpatented, which the Executive has made or conceived prior to his employment by the Company.

            (d) (i) The Executive shall not during the "Non-Competition
Period," (i) engage in business of the type conducted (or proposed to be conducted) by the Company or its subsidiaries or solicit business of the type conducted (or proposed to be conducted) by the Company from any person, firm or entity which was a licensee, customer or prospective customer of the Company at any time within two (2) years prior to the end of the Term, induce or attempt to induce any such licensee or customer of the Company to reduce its business with the Company, solicit (or attempt to solicit) any employees of the Company to leave the employ of the Company or offer or cause to be offered employment to any person who was employed by the Company at any time during the two (2) years prior to the end of the Term; (ii) engage in, represent or be connected with, as a shareholder, member of a limited liability entity, partner or owner, or as an officer, director, employee, sales representative, proprietor, consultant, associate, agent, co-venturer, investment adviser or otherwise, any business or activity competing with the business of the Company or its subsidiaries or affiliates or any part thereof as conducted by them (or proposed to be conducted) during the Term in any geographic location where the Company conducts business at the time of the termination of the employment. The term "Non-Competition Period" as used herein means a period commencing on the date hereof and ending eighteen (18) months after the end of the Term. For purposes of determining whether the Executive is permitted to be a shareholder of a corporation, the Executive's ownership of less than 3% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S.
securities exchanges shall be permitted.

                    (ii) The foregoing prohibitions in Subsection (i) and (ii) of this Section (e) shall bind the Executive (A) if the Agreement is terminated for "Cause," and (B) if the Agreement is terminated for reasons other than for "Cause" (Paragraph 4(b) hereof) only so long as the Company pays him monthly, upon demand, a sum at least equal to fifty (50%) percent of the Executive's monthly base pay at termination, as defined below, for each month of the Non-Competition Period. The term "monthly base pay" means the Executive's monthly portion of annual Salary, including bonus payable pursuant to Paragraph 3(b) hereof and is subject to regular deductions for taxes, social security payments, etc. If the Executive is being paid after his termination of employment pursuant to the provisions of Subsection (a), (b) or
(e) of Section 4, no additional payments are required to be made pursuant to this Subsection (ii) of Section (e) so long as the payments under subsections
(a), (b) or (e) of Section 4 are being made.

            (f) All computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with the Company's business and plans, and those of others entrusted to the Company which are prepared or created by the Executive or which may come into his possession at any time during his employment, are the property of the Company, and upon termination of his employment, the Executive agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogs and writings and all copies thereof to the Company.

            (g) If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

            (h) The Executive agrees to cooperate with the Company with respect to the Company obtaining life insurance on the life of the Executive with the Company named as the beneficiary or disability insurance with respect to Executive or both.

         6. Indemnification and Attorneys' Fees. Subject to applicable laws, during the Term and thereafter, the Company shall indemnify, hold harmless and defend the Executive from all damages, claims, losses, and costs and expenses (including reasonable attorney's fees) arising out of, in connection with, or relating to all acts or omissions taken or not taken by him in good faith while performing services for the Company, and shall further promptly reimburse the Executive for all expenses (including attorney's fees) incurred in enforcing the benefits of this Agreement. If and to the extent that the Company maintains, at any time during the Term, an insurance policy covering the officers and directors of the Company against claims and/or lawsuits, the Company shall use its best efforts to cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors during the Term and for a period of at least five (5) years thereafter, provided, however, the cost of providing such coverage after the Term shall not materially increase the cost to the Company of its general officers and directors insurance.

         7. Miscellaneous.
            -------------

            (a) Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Executive is concerned this Agreement, being personal, cannot be assigned.

            (b) This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be construed and enforced according to the laws of the State of New York without giving effect to the conflicts of laws rules thereof.

            (c) This Agreement contains the full and complete agreement or the parties relating to the employment of the Executive hereunder and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating thereto (including the original

Employment Agreement dated December 8, 1997). This Agreement may not be amended, modified or supplemented, and no provision or requirement hereof may be waived, except by written instrument signed by the Party to be charged.

            (d) Executive agrees that any violation by him of Section 5 of this Agreement may cause the Company irreparable injury. Therefore, Executive agrees that the Company shall be entitled, in addition to an other remedies it may have under this Agreement or law, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement.

            (e) Except for applications for equitable injunctive relief (which the Company may obtain without the requirement to post any bond or undertaking), any dispute or question arising from this Agreement or its interpretation and any other remedies which the Company may be entitled to seek and receive shall be settled by arbitration by one (1) arbitrator in accordance with the commercial rules then in effect of the American Arbitration Association. Hearings of the arbitrator shall be held in the county of Nassau, State of New York, unless the parties agree otherwise. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction, including courts in the State of New York. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator shall be paid as determined by such arbitrator, and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively, subject to the provisions of Section 6 hereof. In the event that injunctive relief is requested, either of the parties shall have the right to seek provisional remedies prior to an ultimate resolution by arbitration.

            (f) All notices which either party hereto is required or permitted to give to the other will be given by certified mail or by personal delivery, addressed to such other at the address referred to above, or at such other place as either may from time to time designate by notice to the other in writing. Three days after the date of mailing of any such notice and the date of actual delivery if made by personal delivery will be deemed to be the date of delivery thereof.

            (g) No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

            (h) The enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

            (i) Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.

            (j) Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday, the date for such determination or action shall be extended to the first business day immediately thereafter.

            (k) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument. This Agreement shall not be effective unless and until executed by all parties hereto.

            (l) All provisions hereof which by their nature shall survive the termination of the Executive's employment, including, without limitation, the provisions in Section 5, shall survive the termination of the Executive's employment.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                                FRISBY TECHNOLOGIES, INC.



                                                     /s/ Jeffrey D. Frisby
                                                By:_____________________________
                                                      Authorized Board Member


                                                     /s/ Gregory S. Frisby
                                                   _____________________________
                                                   GREGORY S. FRISBY













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